EXHIBIT 10.2

Letter of Intent for Leasing

Lessor: Beijing Xingchuang Real Estate Development Co., Ltd.

Leasee: Xunna Network Technology (Beijing) Co., Ltd.

(1) Units to be leased: F8, F9 and F10 (The floor No. of elevator) of Xingchuang Building, the actual Floor Numbers are F7, F8 and F9.

(2) Leasing Area: The total construction area of the floors to be leased is about 5,220 m2, and the actual area shall be subject to measurement.

(3) Leasing Term: The leasing term shall be six years from October 16, 2013 to October 15, 2019 (including the first day and the final day).
The rent-free period (including the decoration period) shall be from May 15, 2013 to October 15, 2013, during which the lease have to observe all of the other conditions of the official leasing contract than the payment of the rents, including but not limit to pay the deposit for decoration, management fee, housekeeping fee and the government taxes and other related expenses to be paid by the lease according to the laws of China.

(4) Rent: The rent shall be charged according to the construction area, or 2 Yuan (RMB)/day/m2 (including the property management cost and heating cost). From the 4th year, the rent shall be increased by 5% for each year. The Rent shall be paid every six months. The rent for each six-month period shall be paid within five business days before the first day of the period. The rent shall not be deducted in any way. The rent does not include the government taxes and other expenses to be solely paid by the leasee.

(5) Date of delivery: The leasor shall deliver the units to be leased to the lease on May 15, 2013.

(6) Date of signature of official leasing agreement: Both parties shall sign the official leasing agreement on or before October 31, 2012.

EXHIBIT 10.2

(7) Pre-Payment:
Intention deposit: While signing the letter of intent, the leasee shall pay the leasor with Two Hundred Thousand Yuan as the intention deposit. After signing the official leasing agreement, the intention deposit will be automatically transformed into the deposit of the first installment.
Leasing deposit: Within three days after signing the official agreement, the leasee shall supplement the deposit up to 2 months’ rent to the leasor.
Rent: After May 15, 2012, within 10 days after the delivery conditions could be fulfilled by the property management agency of the leasor, the leasee shall complete the official handover procedures with the leasor, and shall pay the rent for the first 6 months within 5 business days after the completion of such procedures.

(8) Breach liability and miscellaneous:
Above conditions and terms have been confirmed by both parties. If the leasee has failed to sign the official leasing agreement within the specified time frame, the intention deposit mentioned above will not be recovered. If the leasor has failed to deliver the units to be leased to the leasee for use, the leasor shall repay double intention deposit to the lease.

The letter of intent shall be in quadruplicate, each party shall keep two copies. All copies shall have the same legal effect. The letter of intent shall become effective on the date of signing.

Leasor (seal): Beijing Xingchuang Real Estate Development Co., Ltd.

Legal Representative (signature):

Responsible person (signature):

Date: July 27, 2012

Leasee (seal): Xuna Network Technology (Beijing) Co., Ltd.

Legal Representative (signature):

Responsible person (signature):

Date: July 27, 2012